Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-119547, 333-117121, 333-115082, 333-112465, 333-114162, 333-112272, 333-110003, 333-109387, 333-107729, 333-106748, 333-104267, 333-102610, 333-101782, 333-100272, 333-98575, 333-91788, 333-85930, 333-85352, 333-76034, 333-76266, 333-57676, 333-89761 and 333-67317 of Investors Real Estate Trust on Form S-3 of our reports dated July 16, 2004 (January 20, 2005 as to Note 13 and to the effects of discontinued operations as disclosed in Note 14) on the consolidated financial statements, as of and for the fiscal year ended April 30, 2004, appearing in the Form 8-K dated on or about January 21, 2005 of Investors Real Estate Trust and of our report on financial statement schedules appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the fiscal year ended April 30, 2004.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
January 20, 2005